EXHIBIT 11

ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three and Six Months Ended April 26, 2002 and April 27, 2001
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 26, 2002	April 27, 2001	April 26, 2002	April 27, 2001
Basic
Earnings Before Cumulative Effect of Change in Accounting Principle	$ 4,923	$ 9,577	$ 9,268	$16,246
Cumulative Effect of Change in Accounting Principle, Net of Tax	-	-	(7,574)	(403)
Net Earnings	$ 4,923	$ 9,577	$ 1,694	$15,843
Weighted Average Number of Shares Outstanding - Basic	20,742	19,745	20,732	18,586
Earnings Per Share Before Cumulative Effect of Change in Accounting Principle - Basic	$ .24	$ .49	$ .45	$ .87
Cumulative Effect of Change in Accounting Principle - Basic	-	-	(.37)	(.02)
Earnings Per Share - Basic	$ .24	$ .49	$ .08	$ .85

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ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three and Six Months Ended April 26, 2002 and April 27, 2001
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 26, 2002	April 27, 2001	April 26, 2002	April 27, 2001
Diluted
Earnings Before Cumulative Effect of Change in Accounting Principle	$ 4,923	$ 9,577	$ 9,268	$ 16,246
Cumulative Effect of Change in Accounting Principle, Net of Tax	-	-	(7,574)	(403)
Net Earnings	$ 4,923	$ 9,577	$ 1,694	$15,843
Weighted Average Number of Shares Outstanding	20,742	19,745	20,732	18,586
Net Shares Assumed to be Issued for Stock Options	311	409	259	427
Weighted Average Number of Shares and Equivalent Shares Outstanding - Diluted	21,053	20,154	20,991	19,013
Earnings Per Share Before Cumulative Effect of Change in Accounting Principle - Diluted	$ .23	$ .48	$ .44	$ .85
Cumulative Effect of Change in Accounting Principle - Diluted	-	-	(.36)	(.02)
Earnings Per Share - Diluted	$ .23	$ .48	$ .08	$ .83

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